Exhibit 99.1

STORE Capital Reports Strong Acquisition Activity for 2016

Diversified Investment Portfolio Grows to Over $5.1 Billion

SCOTTSDALE, Ariz., January 9, 2017 — STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today reported strong acquisition activity for the fourth quarter and full year ended December 31, 2016 investing approximately $1.2 billion in profit center real estate during 2016, including over $300 million in the fourth quarter.  The Company’s real estate investment portfolio grew from $4.0 billion representing 1,325 property locations at December 31, 2015, to over $5.1 billion representing more than 1,650 property locations at December 31, 2016.

“Our strong pace of investment activity in 2016 is a testament to the value of our long-term real estate net-lease solutions for middle market companies seeking to grow their businesses, enhance wealth and create jobs,” said Christopher H. Volk, President and Chief Executive Officer of STORE Capital. “Our 2016 investment activity was consistent throughout the year, with an average transaction size approximating $8 million, 30 plus transactions per quarter and about a third of our investment activity resulting from existing tenant relationships.  As we begin 2017, we are excited as ever about our ability to grow STORE as we continue to make progress in addressing the large market that we serve.”

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in over 1,650 property locations, substantially all of which are profit centers, in 48 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts may contain forward-looking statements. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Investor and Media Contacts:

Financial Profiles, Inc.

Moira Conlon, 310-622-8220

Tricia Ross, 310-622-8226

STORECapital@finprofiles.com